FIRST M & F CORPORATION

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Exhibit 11 - Computation of Earnings Per Share



                                                  Three Months Ended                      Nine Months Ended
                                         September 30,         September 30,         September 30,     September 30,
                                               1997                 1996                1997                1996
                                               ----                 ----                ----                ----

Net income                                $ 1,975,960           $ 1,914,426          $ 5,826,450         $ 5,623,361
                                            =========             =========            =========           =========


Weighted average shares
  outstanding                             $ 3,394,656           $ 3,394,656          $ 3,394,656         $ 3,392,723
                                            =========             =========            =========           =========


Earnings per share                             $ 0.58               $ 0.56              $ 1.72               $ 1.66
                                                 ====                 ====                ====                 ====


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